FILED - Oklahoma Secretary of State #1900555617 04/20/2012

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If the authorized capital is increased in excess of fifty thousand dollars ($50,000.00), the filing fee shall be an amount equal to one-tenth of one percent (1/10th of 1%) of such increase.

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AMENDED
CERTIFICATE OF INCORPORATION
(AFTER RECEIPT OF PAYMENT OF STOCK)

RECEIVED
APR 20 2012
OKLAHOMA SECRETARY OF STATE

TO: OKLAHOMA SECRETARY OF STATE
2300 N. Lincoln Blvd., Room 101, State Capitol Building
Oklahoma City, Oklahoma 73105-4897
(405)-522-4560

The undersigned Oklahoma corporation, for the purpose of amending its certificate of incorporation as provided by Section 1077 of the Oklahoma General Corporation Act, hereby certifies:

1. A. The name of the corporation is:

3DICON CORPORATION

B. **As amended:** The name of the corporation has been changed to:

(**Please Note:** The new name of the corporation **MUST** contain one of the following words: **association, company, corporation, club, foundation, fund, incorporated, institute, society, union, syndicate or limited** or one of the abbreviations **co., corp., inc. or ltd.**)

2. The name of the registered agent and the street address of the registered office in the State of Oklahoma is:

JOHN O'CONNOR	15 W 6TH STREET, STE 2700	TULSA	OK	74119
Name of Agent	**Street Address** (P.O. BOXES ARE NOT ACCEPTABLE)	**City**	**County**	**Zip Code**

3. The duration of the corporation is: Perpetual

04/20/2012 10:58 AM
OKLAHOMA SECRETARY OF STATE
SOS

19031190002

4. The aggregate number of the authorized shares, itemized by class, par value of shares, shares without par value, and series, if any, within a class is:

NUMBER OF SHARES	SERIES (If any)	PAR VALUE PER SHARE (Or, if without par value, so state)
COMMON 1,500,000,000		$0.0002
PREFERRED 25,000,000		$0.0002

5. Set forth clearly any and all amendments to the certificate of incorporation which are desired to be made:

To be added at the end of Article Sixth:

"Effective as of the opening of business on April 27, 2012 (the "Record Date"), each Thirty Five (35) shares of the Corporation's Common Stock, par value $.0002 per share, issued and outstanding as of the Record Date shall be converted and reclassified into one (1) share of the Corporation's Common Stock, par value $.0002 per share.

No fractional shares of the Corporation's Common Stock shall be issued. A holder of fractional shares at the Record Date who would otherwise be entitled to a fraction of a share of Common Stock shall, in lieu thereof, be entitled to receive a cash payment in an amount equal to the fraction to which the stockholder would otherwise be entitled multiplied by the Reverse-Split-adjusted per share closing price of the Common Stock on the day immediately prior to the Record Date, as reported on the OTC Bulletin Board (or if such price is not available, then such other prices as determined by the Board of Directors)"

That at a meeting of the Board of Directors, a resolution was duly adopted setting forth the foregoing proposed amendment(s) to the Certificate of Incorporation of said corporation, declaring said amendment(s) to be advisable and calling a meeting of the shareholders of said corporation for consideration thereof.

That thereafter, pursuant to said resolution of its Board of Directors, a meeting of the shareholders of said corporation was duly called and held, at which meeting the necessary number of shares as required by statute were voted in favor of the amendment(s).

IN WITNESS WHEREOF, said corporation has caused this certificate to be signed by its President or Vice President and attested by its Secretary or Assistant Secretary, this 19 day of April, 2012.

By [signature] CEO President

Mark Willner

(PLEASE PRINT NAME)

ATTEST:

By [signature] Secretary

Judith Keating

(PLEASE PRINT NAME)